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                          INMAC CORP. AND SUBSIDIARIES
                STATEMENT OF COMPUTATION OF NET INCOME PER SHARE

                (IN THOUSANDS, EXCEPT NET INCOME PER SHARE DATA)


                                             Three Months Ended                        Nine Months Ended
                                        -----------------------------------         -------------------------
                                          April 29,         April 30,               April 29,       April 30
                                             1995              1994                   1995            1994
                                        ---------------   -----------------         ---------     -----------
Net Income                              $       1,921       $      1,040         $      4,005       $   2,400
                                         ------------        -----------          -----------     ------------

Weighted average number
    of common shares
    outstanding                                10,178             10,056               10,143           9,913

Weighted average common
    equivalent shares - stock
    options                                       623                783                  619           1,014
                                        -------------       ------------         ------------       ----------

Weighted average common and
    common equivalent shares
    outstanding                                10,801             10,839               10,762          10,927
                                        -------------       ------------         ------------       ---------

Net income per common and
    common equivalent share             $        0.18       $       0.10         $        0.37      $    0.22
                                         ============        ===========          ============       ========





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